EXHIBIT 10.01

EMPLOYMENT AGREEMENT

     This Agreement, dated as of December 1, 2006, is between Legacy Systems, Inc., a California corporation ("Employer"), and Robert R Matthews ("Employee").  Employer and Employee agree to the following terms and conditions of employment.

1.  Period of Employment.

(a)  Basic Term.  Employer shall employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 and except as set forth in Paragraph 19 for the period (the "Period of Employment") commencing December 1, 2006 and ending upon the earlier of (i) December 1, 2009 (the "Term Date"), as, and to the extent, extended under Section 1(b); or (ii) the date upon which the Period of Employment is terminated in accordance with Section 4.

(b)  Renewal.  Subject to Section 4, Employee's employment will be renewed automatically for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to the other written notice sixty (60) days in advance of the beginning of any one-year renewal period that the Period of Employment is to be terminated.  Either party may elect not to renew this Agreement, with or without cause, in which case Section 4 and 5 will apply along with Employer’s obligations under Section 3.   Nothing stated in this Agreement or represented orally or in writing to either party shall create an obligation to renew this Agreement.

2.  Position and Responsibilities.

(a) Position.  Employee accepts employment with Employer as Chief Executive Officer (CEO) and President.  Employee shall perform all services appropriate to such position, as well as such other services as may be assigned by Employer’s Board of Directors, and Employee has full responsibility for the overall operation of Employer, subject to the direction of Employer's Board of Directors.  Employee shall have such additional duties, responsibilities, and powers, subject to the review and approval of the Board and shall carry out such policies and directives and performs such acts and administrative functions and duties as may be prescribed from time to time by the Board including the following: (i) selecting, training, assigning, evaluating, and managing subordinate personnel; (ii) performing related responsibilities as required or directed by the Board.

Employee shall perform the services and manage the operations of Employer to the very best of his ability and in compliance with the policies and procedures set forth by the Board of Directors for the term of Employee's employment.   Subject to Section 2(b), Employee shall devote his best efforts and full-time attention to the performance of his duties.   Employee shall be expected to travel in reasonable amounts if necessary or advisable in order to meet the obligations of his position.

(b)  Other Activity.  Except as provided in this Section 2(b) or upon the prior written consent of Employer, Employee (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business except as described below, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Employer, that might create a conflict of interest with Employer, or that otherwise might interfere with the business of Employer, or any Affiliate.  An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer.  Employee may sit on Employer’s Board and any two Board of Directors of companies who are not in competition with Employer, spend such time as is customary for sitting on such boards, and devote such time as a director as is reasonably required to meet his fiduciary duties. Employee may sit on additional Boards only with the written consent of a majority of the Board of Directors of Employer.  Under no circumstances will Employee spend more than 10% of his time providing consulting services and sitting on the Boards.

(c)  Representations and Warranties.  Employee represents and warrants that his execution of this Agreement, his employment with Employer, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity.  Employee agrees that he will not use for the benefit of, or disclose to, Employer any confidential information belonging to any former employer or other entity unless he has written permission from the employer or entity to do so (or unless Employer has been granted such permission).

3.  Compensation and Benefits.

(a)  Compensation.  In consideration of the services to be rendered under this Agreement, Employer shall pay Employee as base compensation a salary of $150,000 each year or Twelve Thousand Five Hundred Dollars ($12,500.00) per month, payable monthly, pursuant to the Employer’s payroll procedures regularly established and as they may be amended.   The Employee’s base salary shall be reviewed annually by the Board of Directors of Employer.

(b)  Benefits.  Except as otherwise provided in this Section, upon eligibility, Employee shall be entitled to four (4) weeks of vacation, in addition to approved holidays during each 12-month period earned pro-rata throughout the year, in accordance with Employer’s standard policies.  As Employee becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans adopted by Employer, specified in Employer's policies and generally made available to similarly situated employees of Employer.  The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as amended.  No statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

(c)      Medical, Dental, Life and Disability Insurance.  During the term of this Agreement, the Corporation will pay all scheduled premiums on the insurance and disability policies currently maintained by the Employee and identified on Exhibit A attached hereto.

(d)    Expenses.  Employer shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties, in accordance with Employer's policies, as they may be amended in Employer's sole discretion.

(e)  Automobile.  While employed by Employer, the Employer shall pay reasonable related costs of operating and maintaining a vehicle, and shall reimburse the Employee for any other automobile related costs if paid by Employee within ten days of the Employer’s receipt of an itemized statement with respect thereto.

(f)   Post-Termination Payments.  In the event of the involuntary termination by the Employer of the Employee’s employment hereunder, under the initial term or any renewal period, other than (a) termination in the event of the death or disability of the Employee, or (b) for cause pursuant to the Section 5, then the Employee shall be entitled to post-termination payment equal to 100% of his base salary at the time of such termination for a period of 36 months minus the months actually employed and paid under the initial term, and, for any renewal period, for a period of 12 months minus the months actually employed and paid during such renewal period.   Post-termination payments shall be paid monthly commencing the month after the month in which the termination occurs.

(g)    Change in Control Benefits.

(a)      If, during the term of this Agreement, (x) there shall occur a Change of Control of the Employer (as defined in Section 3(j)(b)), and (y) the Employee is not employed by the Employer after the Change of Control in a position of responsibility, with a level of compensation at least as favorable as immediately prior to the Change of Control, the Employee may terminate his employment hereunder at any time during the term of this Agreement in which case he shall be entitled to receive post-termination payments as set forth in Section 3(i), including any bonuses, if any.  In addition, if during the term of this Agreement there shall occur a Change of Control (as defined in Section 3(j)(b)) and the Employee’s employment is terminated involuntarily by the person or persons who cause the Change of Control, the Employee shall become entitled to receive the post-termination payments as set forth in Section 3(i), including any bonus, if any.

(b)     For purposes hereof, the term "Change of Control" shall be deemed to occur upon:

(i)	the sale of all or substantially all of the Employer’s assets:

(ii)
a merger or consolidation of Employer with one or more corporations or entities as a result of which the Employer’s voting securities outstanding immediately before such merger or consolidation represent less than 50% of the combined voting power of voting securities of the Employer or the surviving entity outstanding immediately after such merger or consolidation; or

(iii)
any “person”, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or persons acting in concert (other than Robert Matthews, Employee;) become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of the Employer’s securities representing 50% or more of the combined voting power of the Employer’s then outstanding securities, whether pursuant to a merger of the Employer in which the Employer is the surviving corporation, an acquisition of securities or otherwise; provided, however, that no Change in Control shall be deemed to occur as a result of the issuance of securities to any person solely in connection with a financing of the Employer.

(C)    All compensation and comparable payments in any form to be paid to Employee under this Agreement shall be less withholdings required by law.

4.  Termination of Employment.

(a)  By Death.  The Period of Employment shall terminate automatically upon the death of Employee.  Employer shall pay to Employee's beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided hereunder, including without limitation the exercisability of any exercisable options held by the Employee.  Thereafter, all obligations of Employer under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

(b)  By Disability.  If, by reason of any physical or mental incapacity, Employee has been or will be prevented from properly performing his duties under this Agreement for more than sixty (60) consecutive business days in any one (1) year period, then, to the extent permitted by law, Employer may terminate the Period of Employment upon ten (10) days' advance written notice.   Termination by disability shall be determined by a physician selected by the Board of Directors.  If such physician is unable to schedule an appointment with Employee within ten days of physician’s written request, the Board of Directors is authorized to determine whether disability of Employee has occurred at its sole discretion.  Employer shall pay Employee all compensation to which he is entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided hereunder, including without limitation the exercisability of any exercisable option held by the Employee; thereafter, all obligations of Employer under this Agreement shall cease.  Nothing in this Section shall affect Employee's rights under any applicable Employer disability plan.

(c)  By Employer Not For Cause.  At any time, Employer may terminate Employee without Cause (as defined below) by providing Employee sixty (60) days' advance written notice.  Employer shall have the option, in its complete discretion, to terminate Employee at any time prior to the end of such notice period, provided Employer pays Employee all compensation and benefits due and owing, including payment for accrued unused vacation, expense reimbursement, and any other benefits through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period and all post-termination payments due as set forth in Sections 3(k); thereafter, all of Employer's obligations under this Agreement shall cease.

(d)  By Employer For Cause.  At any time, and upon ten days written notification to Employee, and if curable and not cured within such ten-day notification period, Employer may terminate Employee for Cause.  Employer shall pay Employee all compensation then due and owing, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided hereunder, thereafter, all of Employer's obligations under this Agreement shall cease.  Termination shall be for "Cause" if:  (i) Employee acts in bad faith, which causes material damage or potential material damage to the Employer, and to the detriment of Employer; (ii) Employee refuses or fails to act in accordance with any specific written direction or order of the Board more than once; (iii) Employee exhibits in regard to his employment material misconduct, or dishonesty, habitual neglect or incompetence; (iv) Employee is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) Employee breaches any material term of this Agreement.

If termination is due to Employee's disability, Section 4(b) above shall control, and not this subsection on termination for Cause.  The Employee’s employment may be terminated by Employer only by the affirmative vote of a majority of the members of the Board of Directors of the Corporation then holding office (without counting any vote of the Employee whose services are sought to be terminated).

(e)  By Employee Not for Cause.  At any time, Employee may terminate his employment for any reason, with or without cause, by providing Employer sixty (60) days' advance written notice.  Employer shall have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, not to exceed sixty (60) days, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided hereunder, thereafter, all of Employer's obligations under this Agreement shall cease.

(f) Change in Employer Status.    To  the  extent  permitted  by  law,  Employer,  in  its sole discretion may terminate the Period of Employment (in which case all of Employer's obligations under this Agreement shall cease after payment of all compensation due and owing, including payment for accrued unused vacation, expense reimbursement and other amounts he may be entitled to), upon the Employer’s Board of Directors adopting a resolution to terminate Employer's existence or otherwise wind up its affairs.

(g)  Termination Obligations.

   (i)  Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment relating to Employer’s business, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

    (ii)  Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

   (iii) The representations and warranties contained in this Agreement and Employee's obligations under this Section 4(g) on Termination Obligations, Section 5 on Proprietary Information, and Section 6 on Inventions and Ideas shall survive the termination of the Period of Employment and the expiration of this Agreement.

   (iv) Following any termination of the Period of Employment, Employee shall reasonably cooperate, at Employer’s sole expense, with Employer in all matters relating to the winding up of pending work that he has knowledge of on behalf of Employer and the orderly transfer of work to other employees of Employer.  Employee shall also reasonably cooperate at Employee’s consent in the defense of any action brought by any third party against Employer that relates in any way to Employee's acts or omissions while employed by Employer, and the Employer shall be solely liable for the travel and lodging expenses incurred by the Employee in connection therewith.

5.  Proprietary Information.

(a)  Defined.  "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Employer, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Employer in the course of his or her employment or otherwise produced or acquired by or on behalf of Employer.  All Proprietary Information not generally known outside of Employer's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information."  Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:  (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects;  (ii) information about costs, profits, markets, sales, and lists of customers or clients;  (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.  Employee should consult any Employer procedures instituted to identify and protect certain types of Confidential Information, which are considered by Employer to be safeguards in addition to the protection provided by this Agreement.  Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other, unless such information becomes public.

(b)  General Restrictions on Use.  During the Period of Employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Employer and as is necessary to carry out his responsibilities under this Agreement.  Following termination or until confidential information becomes part of the public domain, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Employer.  The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Employer.

(c)  Location and Reproduction.  Employee shall maintain at his office and/or any other place under his control only such Confidential Information as he has a current "need to know."  Employee shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists.  Employee shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

(d)  Prior Actions and Knowledge.  Employee represents and warrants that from the time of his first contact with Employer, he has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of Employer, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

(e)  Third-Party Information.  Employee acknowledges that Employer has received and in the future will receive from third parties their confidential information subject to a duty on Employer's part to maintain the confidentiality of this information and to use it only for certain limited purposes.  Employee agrees that he owes Employer and these third parties, during the Period of Employment and thereafter as required under any third party agreements, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with Employer's agreement with third parties.

(f)  Competitive Activity.  Employee acknowledges and agrees that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult.  To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, Employee agrees that for a period of two years after termination of the Period of Employment, he shall not, directly or indirectly, (i) divert or attempt to divert from Employer (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by Employer (or any Affiliate); or (iii) engage in any business activity that is competitive with Employer (or any Affiliate) in any state where Employer conducts its business, unless Employee can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information.

(g)  Interference with Business.  In order to avoid disruption of Employer's business, Employee agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) solicit any customer of Employer (or any Affiliate) known to Employee during the Period of Employment to have been a customer for any business that could be deemed to be competitive with the business conducted by the Employer; or (ii) solicit for employment any person employed by Employer (or any Affiliate).

6.  Inventions and Ideas.

(a)  Defined;  Statutory Notice.  The term "Invention/Idea" includes any and all ideas, processes, trademarks, service marks, inventions, technology, computer hardware or software, original works of authorship, designs, formulas, discoveries, patents, copyrights, products, and all improvements, know-how, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by Employee, alone or with others, during the Period of Employment, except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such intellectual property.

Employee acknowledges that he understands that this definition is limited by California Labor Code Section 2870, which provides:

    “(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

    (b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

(b)  Disclosure.  Employee shall maintain adequate and current written records on the development of all Invention/Ideas and shall disclose promptly to Employer all Invention/Ideas and relevant records, which records will remain the sole property of Employer.  Employee agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), that Employee does not believe to be an Invention/Idea, but that is conceived, developed, or reduced to practice by Employee (alone or with others) during the Period of Employment, shall be disclosed promptly to Employer (such disclosure to be received in confidence).  Employer shall examine such information to determine if in fact the Intellectual Property is an Invention/Idea subject to this Agreement.

(c)  Assignment.  Employee agrees to, and hereby does, assign to Employer his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention/Idea, which shall be the sole property of Employer, whether or not patentable.  In the event any Invention/Idea is deemed by Employer to be patentable or otherwise registrable, Employee shall reasonably assist Employer at its expense in obtaining its patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper thereto (including testifying at Employer's expense) and to vest Employer, or any entity or person specified by Employer, with full and perfect title thereto or interest therein.  Employee shall also take any reasonable action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in any related proceedings or litigation.  In the event Employer is unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention/Idea, whether due to Employee's mental or physical incapacity or any other cause, Employee irrevocably designates and appoints Employer and each of its duly authorized officers as Employee's agent and attorney-in-fact, to act for and in Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and/or done by Employee.

(d)  Exclusions.  Employee represents that there are no Invention/Ideas that he desires to exclude from the operation of this Agreement.  To the best of Employee's knowledge, there is no existing contract in conflict with this Agreement and there is no contract to assign any Intellectual Property that is now in existence between Employee and any other person or entity.

7.  Notices.  Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon receipt of delivery by overnight delivery service, upon facsimile transmission (but only upon receipt by a sending party of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Employee at the corresponding address or fax number (if any) below.  Employee shall be obligated to notify Employer in writing of any change in his address.  Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:

     ATTN:  President
     Legacy Systems, Inc.
     4160 Technology Drive, Suite B
     Fremont, California  94538
     Fax Number:  510-651-9444

Employee's Notice Address:

     Robert Matthews
     5394 Coach Drive
     Richmond, CA 94803

8.  Action by Employer.  All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Board of Directors of the Employer, or by its representative specifically authorized in writing to fulfill these obligations under this Agreement.

9.  Integration.  This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by Employer.  This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

10.  Amendments; Waivers.  This Agreement may not be amended except by an instrument in writing, signed by each of the parties.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11.  Assignment; Successors and Assigns.  Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any such purported assignment, transfer, or delegation shall be null and void.  Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the otherwise lawful assignment by Employer of any rights or obligations under this Agreement, provided that in any such  transaction this Agreement and all of the rights and obligations of the Employer and

Employee are expressly assumed in writing by any successor or other party to any of the foregoing transactions.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

12.  Severability.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

13.  Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California~~,~~ determined without regard to conflicts of law principles.  All parties hereto (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the Superior Court of the State of California for the County of Alameda, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the exclusive jurisdiction of such California state court in any such suit, action or proceeding, but such consent shall not constitute a general appearance or be available to any other person who is not a party to this Agreement.  All parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Agreement shall constitute personal service thereof.

14.  Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15.
Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of such signature pages executed by the parties to one copy of the Agreement; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as through all of the singers had signed a single signature page.

16.   Amendments.  This Agreement may not be amended except in a writing signed by all of the parties hereto.

16.
Employee Acknowledgment.  Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.  Employee specifically acknowledges that he has received notice of his statutory rights under Section 2870 of the California Labor Code, as set forth in the above Section 6 on Inventions and Ideas.

The parties have duly executed this Agreement as of the date first written above.

  Employee

   /s/ Robert Matthews
   Robert Matthews

   Legacy Systems, Inc.

   /s/ Robert R. Matthews
   By:  Robert R. Matthews
   Its:  President